NEVSUN RESOURCES LTD.
DIVIDEND REINVESTMENT PLAN

As a holder of common shares of Nevsun Resources Ltd., you should read this document carefully before making any decision regarding the Dividend Reinvestment Plan. In addition, non-registered beneficial holders of common shares of Nevsun Resources Ltd. should refer to section 3.1 of this Dividend Reinvestment Plan.

If you are a Shareholder of Nevsun Resources Ltd., resident of the United States and have received this document, please see the prospectus relating to the Dividend Reinvestment Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which forms part of the Registration Statement on Form F-3 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 19, 2016.

1.0 Purpose of the Plan

This Dividend Reinvestment Plan (the “Plan”) allows holders of common shares (the “Common Shares”) of Nevsun Resources Ltd. (the “Corporation”) to purchase additional Common Shares by reinvesting their cash dividends (less any applicable withholding tax).

1.1 Use of Proceeds

Proceeds received by the Corporation upon the purchase of new Common Shares under the Plan will form part of the working capital of the Corporation and will be used for general corporate purposes.

2.1 Summary of Principal Features of the Plan

The following provides a summary of certain principal features of the Plan:

  Participants (as defined below) do not pay any costs or commissions in connection with purchases of Common Shares made under the Plan.
  Full or partial reinvestment of all dividends to be received (less any applicable withholding taxes) is possible since whole and fractional Common Shares are credited to the Participant’s account.
  The Corporation may limit the maximum number of Common Shares that may be issued under the Plan.
  Statements of account will be mailed to Participants after each Dividend Payment Date (as defined below).

  Reinvestment of cash dividends under the Plan does not affect a Participant’s tax liability in respect of any such dividend, which tax liability remains with the Participant.
  Shareholders that do not participate in the Plan will continue to receive cash dividends in the usual manner.
  Shareholders can elect to participate or cease to participate in the Plan from time to time.
  Common Shares issued as part of a Treasury Acquisition (as defined below) for distribution under the Plan may, at the discretion of the Corporation, be purchased at the Discount (as defined below). Common Shares acquired through Market Acquisitions (as defined below) for distribution under the Plan will be purchased at the prevailing trading prices.

3.0 Definitions

“Agent” means Computershare Trust Company of Canada or such other agent as is appointed by the Corporation from time to time to act as agent under the Plan;

“Average Market Price” has the meaning set out in Section 8.0 below;

“business day” means a day on which a Listing Market and the Agent office in the Province of British Columbia are open for business;

“CDS” means CDS Clearing and Depository Services Inc., or its nominee in respect of Common Shares;

“CDS Participant” means a Nominee that is a participant in the CDS depository service, which includes securities brokers and dealers, banks, trust companies and other financial institutions that holds Common Shares under the Plan on behalf of Participants that are non-registered beneficial Shareholders;

“Common Share” has the meaning set out in Section 1.0 above;

“Corporation” has the meaning set out in Section 1.0 above;

“Discount” means the discount of up to (but not exceeding) 5% of the Average Market Price that the Corporation may determine in its sole discretion to apply to Treasury Acquisitions, such Discount to be announced by way of press release;

“Dividend Investment Period” means the period, after the Dividend Payment Date, in which the Agent purchases Common Shares under the Plan;

“Dividend Payment Date” means the date fixed by the Board of Directors of the Corporation upon which a dividend is paid by the Corporation;

“DRS Advice” means a direct registration system advice, being a record of a security transaction affecting a shareholder’s account.

“Enrollment Form” means the Reinvestment Enrollment – Participant Declaration Form for Participants under the Plan, in the form established from time to time;

“Listing Market” means the Toronto Stock Exchange, the New York Stock Exchange (or any of its successors on which the Common Shares are then listed for trading) or any other stock exchange on which the Common Shares are listed;

“Market Acquisition” means a purchase of Common Shares on the facilities of, at the Corporation’s sole discretion, a Listing Market;

“Minimum Holdings” means the minimum number of Common Shares that a Participant must hold in order to be eligible to participate in, or continue to participate in, the Plan, which minimum number will be determined by the Corporation from time to time in its sole discretion. As of the date of adoption of the Plan, the Minimum Holdings is one Common Share, subject to applicable securities laws;

“Nominee” refers to an intermediary such as a financial institution, broker, or other nominee who holds Common Shares on behalf of a beneficial owner of Common Shares and who supports dividend reinvestment plans for Canadian issuers;

“Participant” means a Shareholder holding at least the Minimum Holdings who, on the applicable record date for a cash dividend, is:

a.	a resident of Canada or the United States, or

b.	resident outside Canada or the United States and is not prohibited under the law of the country in which it resides from participating in the Plan,

and who is otherwise eligible to participate in the Plan and elects to do so by, in the case of a registered Shareholder, completing and delivering the appropriate enrollment forms to the Agent or, in the case of a beneficial Shareholder, having a Nominee enroll on its behalf, as more particularly described in the Plan;

“Shareholder” means a registered holder of Common Shares or a beneficial owner of Common Shares, as the context requires;

“trading day” means a day on which a board lot of the Common Shares were traded on a Listing Market; and

“Treasury Acquisition” means a new issuance of Common Shares acquired by the Agent from the Corporation in accordance with the Plan.

3.1.   Notice to Non-registered Beneficial Shareholders

Non-registered beneficial Shareholders of the Corporation’s Common Shares (i.e. Shareholders who hold their Common Shares through a Nominee) should consult with that Nominee to determine the procedures for participation in the Plan. The administrative practices of such Nominees may vary and accordingly the various dates by which actions must be taken and documentary requirements set out in the Plan may not be the same as those required by the Nominee. There may be a fee charged by some Nominees to non-registered beneficial Shareholders in respect of matters related to the Plan, which will not be covered by the Corporation or the Agent. Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS participant in respect of Common Shares registered through CDS, appropriate instructions must be received by CDS from the CDS participant not later than such deadline as may be established by CDS from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that dividend record date relates. Instructions received by CDS after their internal deadline will not take effect until the next following Dividend Payment Date. CDS participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS must arrange for CDS to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each Dividend Payment Date.

Plan Participants that are non-registered beneficial Shareholders may voluntarily terminate their participation in the Plan as of a particular record date for a Dividend Payment Date by notifying their Nominee sufficiently in advance of that record date. Plan Participants should contact their Nominee for appropriate procedures. Beginning on the first Dividend Payment Date after such termination is effective, dividends to such non-registered beneficial Shareholders will be made in cash. Any expenses associated with the preparation and delivery of a termination notice will be for the account of the Plan Participant exercising its right to terminate participation in the Plan.

With respect to Plan Participants that are non-registered beneficial Shareholders, Common Shares purchased under the Plan from treasury or the open market will be credited by the Agent to CDS and CDS shall in turn, on a pro rata basis based on such Plan Participants’ respective entitlement to the dividend used to purchase Common Shares under the Plan, credit such Common Shares to the account of the applicable Nominee through whom such Plan Participants hold Common Shares.

The crediting of fractional Common Shares in favour of non-registered beneficial Shareholders who participate in the Plan through a Nominee will depend on the policies of that Nominee. A Plan Participant that is a non-registered beneficial Shareholder will receive, from his, her or its Nominee for tax reporting purposes, confirmations of the number of Common Shares issued to such Plan Participant under the Plan in accordance with the Nominee’s usual practice.

4.0 Participation

(i)	Registered Shareholders. Except as described below, registered Shareholders are eligible to join the Plan at any time by enrolling some or all of their Common Shares and completing an Enrollment Form and sending it to the Agent within the deadlines noted below and at the address noted on the Enrollment Form or, by enrolling online through the Agent’s web portal at www.investorcentre.com.

(ii)	Beneficial Shareholders. Beneficial Shareholders whose Common Shares are not registered in their own name but instead are held through a Nominee, may only participate in the Plan if they:

(1)	transfer their Common Shares into their own name and enroll directly in the Plan as a registered Shareholder; or

(2)	arrange for their Nominee to enroll in the Plan on their behalf.

The Nominee will be responsible for causing separate instructions to be delivered to the Agent regarding the extent of its participation in the Plan on behalf of beneficial Shareholders. The Depository Trust Company does not participate in dividend reinvestment plans for Canadian issuers. A CDS Participant must, on behalf of the non-registered beneficial Shareholder, advise CDS of such Shareholder’s participation in the Plan by no later than a record date for a particular Dividend Payment Date. CDS will, in turn, notify the Agent of such Shareholder’s participation in the Plan.

(iii)	Non-Canadian Resident Shareholders. Shareholders resident outside of Canada and the United States may participate in the Plan unless prohibited by the law of the country in which they reside. Cash dividends to be reinvested for Participants resident outside of Canada will be reduced by the amount of any applicable withholding taxes, as determined in the sole discretion of the Corporation. Neither the Corporation or Agent will have any duty to inquire to the residency status of the Shareholder, nor will the Corporation or Agent be required to know the residency status of a Shareholder, other than as notified by a Shareholder. Notwithstanding the foregoing as part of the enrollment process, the Corporation or the Agent may request additional information or confirmations, including an opinion of legal counsel, from such non-Canadian resident Shareholders to ensure that enrollment is not prohibited by the law of the country in which they reside.

(iv)	Time of Enrollment. A registered Shareholder will become a Participant with regard to the reinvestment of dividends on the first Dividend Payment Date following receipt by the Agent of a duly and properly completed Enrollment Form provided that the Enrollment Form is received not less than five (5) business days before the record date for the dividend payable on such Dividend Payment Date. If an Enrollment Form is received by the Agent less than five (5) business days prior to the record date for the dividend payable on such Dividend Payment Date, that dividend will be paid in the usual manner and the Participant will be enrolled for the next occurring Dividend Payment Date. A beneficial Shareholder will become a Participant when a Nominee has enrolled in the Plan on its behalf through a registered Shareholder.

(v)	Common Shares Participating. Under the terms of the Plan, Participants may direct the Agent to reinvest cash dividends on all or a portion of the Common Shares registered in their name. If Participants purchase additional Common Shares outside of the Plan that they wish enrolled in the Plan, they should contact the Agent to ensure that those Common Shares are enrolled in the Plan, as newly acquired Common Shares may not be automatically enrolled in the Plan.

(vi)	Ongoing Enrollment. Once a Participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the Plan.

(vii)	Deemed Confirmations. By enrolling in the Plan, whether directly as a registered Shareholder or indirectly as a beneficial Shareholder through a Nominee, a Participant is deemed to have:

(1)	represented and warranted to the Corporation and the Agent that they are eligible to participate in the Plan;

(2)	appointed the Agent to receive from the Corporation, and directed the Corporation to credit the Agent with, all dividends (less any applicable withholding taxes) payable in respect of all Common Shares registered in the name of the Shareholder and enrolled in the Plan or held under the Plan for its account, or, in the case of a beneficial Shareholder enrolled indirectly through a Nominee, that is enrolled on its behalf in the Plan;

(3)	authorized and directed the Agent to reinvest on behalf of the Participant such dividends (less any applicable withholding taxes) in Common Shares, all in accordance with the provisions of the Plan as set forth herein and otherwise upon and subject to the terms and conditions of the Plan; and

(4)	acknowledged and agreed to the limitations on liability as set out in Section 17.0 of the Plan.

(viii)	Non-Assignable and Non-Transferable. The right to participate in the Plan is not assignable by a Participant. Common Shares in the Plan may not be transferred, pledged, hypothecated, assigned or otherwise disposed of by a Participant while such Common Shares remain in the Plan. A Participant who wishes to transfer, pledge, hypothecate, assign or otherwise dispose of all or any portion of their Common Shares in the Plan must first withdraw such Common Shares from the Plan as set out in Section 12.0 of the Plan.

(ix)	Right to Deny Participation. The Corporation or the Agent may deny the right to participate in the Plan to any person or terminate the participation of any Participant in the Plan if the Corporation deems it advisable under any laws or regulations. The Corporation or the Agent reserves the right to deny participation in the Plan, and to not accept an Enrollment Form from, any person or agent of such person who appears to be, or who the Corporation has reason to believe is, subject to the laws of any jurisdictions which does not permit participation in the Plan in the manner sought by or on behalf of such person. Shareholders should be aware that certain Nominees may not allow participation in the Plan and the Corporation is not responsible for monitoring or advising which Nominees allow participation.

(x)	Enrollment Forms. Enrollment Forms may be obtained from the Agent at any time by following the instructions on the Corporation’s website at www.nevsun.com or at the Agent’s web portal at www.investorcentre.com.

(xi)	Use of Funds. All funds received by the Agent under the Plan will be applied to the purchase of Common Shares in accordance with the Plan. In no event will interest be paid to Participants on any funds held for investment under the Plan.

(xii)	Notification of Sale or Transfer. If a Participant sells or transfers all of his or her Common Shares held in certificated form that are enrolled in the Plan, the Agent will continue to invest the cash dividends on such Common Shares for the benefit of the Participant until a notice of termination is received by the Agent from the transferor of such Common Shares as the right to participate in the Plan is non assignable or transferable.

5.0 Costs

There is no brokerage commission payable by Participants with respect to Common Share purchases under the Plan and all administrative costs of the Agent will be borne by the Corporation. A Participant will be responsible for brokerage commissions on a sale of Common Shares effected by the Agent. Participants who enroll through a Nominee may be subject to costs and charges by their Nominee.

6.0 Market Acquisitions, Treasury Acquisitions and Use of Proceeds

The Common Shares acquired by the Agent under the Plan will be, at the Corporation’s sole discretion, either a Treasury Acquisition,  a Market Acquisition or any combination thereof. Proceeds received by the Corporation from the issuance of Common Shares under the Plan through a Treasury Acquisition will be used for general corporate purposes.

7.0 Method of Purchase

(i)	Application of Dividends. Cash dividends payable on the Common Shares registered in the Plan (less any applicable withholding taxes), and which includes Common Shares distributed under the Plan, will be applied automatically by the Agent in each Dividend Investment Period to the purchase of Common Shares for the Participant by way of a Treasury Acquisition, a Market Acquisition or any combination thereof, as determined by the Corporation in its sole discretion.

(ii)	Participant’s Account. Upon investment of the cash dividends, a Participant’s account will be credited with the number of Common Shares, including fractions computed to three decimal places, which is equal to the cash dividends (less any applicable withholding taxes) reinvested on behalf of such Participant divided by the purchase price for the Common Shares. Subject to Section 3.1, full or partial reinvestment of dividends received under the Plan (less any applicable withholding taxes) is possible as whole and fractional Common Shares are credited to a Participant’s account. The rounding of any fractional interest is determined by the Agent in its sole discretion.

(iii)	Registration of Common Shares. Common Shares issued pursuant to the Plan will be registered in the name of the Agent or its successors as agent for the registered Shareholder Participants.

8.0 Price of Common Shares Purchased under the Plan

The Corporation does not control the price of Common Shares acquired under the Plan. The price (the “Average Market Price”) at which the Agent will purchase new Common Shares during the Dividend Investment Period will be:

(i)	in the case of a Treasury Acquisition, the volume weighted average price of the Common Shares (denominated in the currency in which the Common Shares trade on the applicable stock exchange) traded on the New York Stock Exchange on the five (5) trading days preceding a Dividend Payment Date, less the Discount (the “Treasury Purchase Price”);

(ii)	in the case of a Market Acquisition, the average price paid (excluding brokerage commissions, fees and all transaction costs) per Common Share (denominated in the currency in which the Common Shares trade on the applicable stock exchange) purchased by the Agent on behalf of Participants on a Listing Market for all Common Shares purchased in respect of a Dividend Payment Date under the Plan (the “Market Purchase Price”). The Agent will acquire the applicable aggregate number of Common Shares by Market Acquisition as soon as practicable and in any event within three (3) trading days after the Dividend Payment Date unless otherwise directed by the Corporation. The Listing Market to be used for purposes of Market Acquisitions will be the New York Stock Exchange; or

(iii)	in the case of a combination of both Market Acquisitions and Treasury Acquisitions, the average of the Market Purchase Price and Treasury Purchase Price, taking into consideration the percentage allocation between the two types of acquisitions.

The determination of the Average Market Price and the Average Market Price after Discount in respect of a Treasury Acquisition will be made by the Corporation and the Corporation will advise the Agent.

9.0 Limit on Reinvestments in Certain Events

The Corporation may limit the maximum number of Common Shares that may be issued under the Plan. If issuing Common Shares under the Plan would result in the Corporation exceeding the limit and the Corporation determines not to issue Common Shares in respect of a particular Dividend Payment Date, Participants will receive from the Agent cash dividends for the dividends that are not reinvested in Common Shares (without interest or deduction thereon, except for any applicable withholding taxes). The Corporation will be under no obligation to issue Common Shares to any Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation will be under no obligation to issue Common Shares on a pro rata basis to Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation is not required to facilitate market purchases of Common Shares for any dividends not reinvested due to a limit on the number of Common Shares issuable under the Plan.

10.0 Statements of Account

The Agent will maintain an account only for registered Shareholder Participants. Where a beneficial Shareholder holds Common Shares indirectly through a Nominee, the Nominee will be responsible for providing a beneficial Shareholder Participant with confirmation of the purchase of Common Shares under the Plan.

A statement of account will be mailed by the Agent to each registered Participant after each Dividend Payment Date. The statement will set out the amount of the cash dividends paid on the registered Shareholder Participant’s Common Shares for the relevant period, the number of new Common Shares distributed through the Plan for the period, the dates of these purchases or issuances, the applicable purchase price per Common Share and the updated total number of Common Shares being held for the registered Shareholder Participant. These statements are a registered Shareholder Participant’s continuing record of the cost of purchases and should be kept for tax purposes as the registered Shareholder Participant is solely responsible for retaining such statements. In addition, each registered Shareholder Participant will receive the appropriate information annually for reporting dividends for tax purposes.

11.0 DRS Advices and Share Certificates

Registered Shareholder Participants who require a DRS Advice or a Common Share certificate but who do not wish to terminate participation in the Plan, may obtain a DRS Advice or share certificate for any number of whole Common Shares held in their account by duly completing the withdrawal portion of the statement of account and delivering it to the Agent. No DRS Advice or share certificate will be issued for a fraction of a Common Share. A DRS Advice or share certificate will generally be issued within three (3) weeks of receipt by the Agent of a Participant’s request. A beneficial Shareholder Participant who holds Common Shares indirectly through a Nominee, should contact its Nominee where it requires a DRS Advice or Common Share certificate.

Plan accounts are maintained in the names in which the registered Shareholder Participants enrolled in the Plan. DRS Advices and certificates for whole Common Shares withdrawn from the Plan will be registered in exactly the same manner when issued.

Any subsequent dividends paid in respect of the new certificated Common Shares will be subject to reinvestment under the Plan pursuant to the current election of the Participant, so long as the Participant remains the owner of such Common Shares. The Common Shares remaining in a Participant’s account will continue to have cash dividends reinvested pursuant to the Plan.

12.0 Termination of Participation in the Plan

The following provisions apply in respect of registered Shareholder Participants. Beneficial Shareholders who are Participants should refer to Section 3.1 of this Plan and contact their Nominee to determine the procedures for terminating their participation in the Plan.

(i)	Termination by Participant. Participation in the Plan may be terminated by completing the termination portion of a Participant’s statement of account and delivering it to the Agent, signed by the registered Shareholder Participant, at least five (5) business days before the record date for a Dividend Payment Date. If a participant withdraws less than all of their Common Shares, the participation of the participant in the Plan will continue in respect of the Common Shares remaining in the Plan.

(ii)	Death of Participant. Participation in the Plan will be terminated upon receipt by the Agent of satisfactory evidence of the death of the Participant from such Participant’s duly appointed legal representative.

(iii)	Termination by Corporation if No Minimum Holdings. The Corporation reserves the right to terminate participation in the Plan if the Participant does not satisfy the Minimum Holdings requirements.

(iv)	Certificates. Upon termination, a Participant (or the estate of a deceased Participant) will receive a DRS Advice or share certificate for the whole Common Shares held in the Participant’s account. The Agent does not provide cash in lieu of any whole Common Share held for Participants. Requests for the issuance of a DRS Advice or share certificate to the estate of a deceased Participant must be accompanied by appropriate documentation as determined by the Corporation.

(v)	Fractional Shares. Upon termination, a Participant (or the estate of a deceased Participant) will receive a cash payment for any fraction of a Common Share held in the Participant’s account. All cash payments in respect of fractional Common Shares will be calculated based on the prevailing market price of the Common Shares on the applicable Listing Market on the effective date of the termination. Requests for cash payment for a fraction of a share to the estate of a deceased Participant must be accompanied by appropriate documentation as determined by the Corporation.

(vi)	Comingling. Common Shares in a Participant’s account held pursuant to the Plan that are sold as part of a termination may be commingled with Common Shares of other terminating Participants, in which case, the proceeds to each terminating Participant will be based on the average sale price of all Common Shares so commingled and sold on the same day, less brokerage commissions.

(vii)	Processing Terminations. If a request for termination is received less than five (5) business days before a record date for a Dividend Payment Date the request will be processed after the applicable Dividend Payment Date. No terminations will be processed between a record date for a Dividend Payment Date and the completion of the applicable Dividend Investment Period.

(viii)	Sale of Common Shares. A Participant may request the sale of all or some of the Common Shares held for his or her account pursuant to the Plan by delivering it to the Agent at least five (5) business days before the record date for a Dividend Payment Date. If notice is not received by the Agent at least five (5) business days before such record date, settlement of the registered Shareholder Participant account will not commence until after the reinvestment for such Dividend Payment Date has been completed. In this event, the Agent will sell such Common Shares through a broker-dealer designated by the Agent, on consultation with the Corporation, from time to time. The Participant will be charged a commission by the broker-dealer for the sale of the Common Shares, which commission will be deducted from the cash proceeds of the sale to be paid to the Participant. Commissions charged on such sales will be charged at the customary rates charged from time to time by the broker-dealer. The proceeds of such sale, less brokerage commissions, transfer taxes and withholding taxes, if any, will be paid to the Participant by the Agent.

(ix)	Dividends on Termination. After termination, all cash dividends will be paid in U.S. dollars to the registered holder of the Common Shares and not to the Agent.

(x)	Currency. Payments in respect of a termination will be made in U.S. currency, except that for the purposes of this Section 12, all transactions involving Canadian Participants will be effected through the Toronto Stock Exchange in Canadian dollars and all transactions involving non-Canadian Participants will be effected through the New York Stock Exchange in U.S. dollars.

13.0 Participation by Insiders and Employees

Insiders and employees of the Corporation may elect to participate in the Plan, provided however such persons may only submit an Enrollment Form and may only vary or terminate their participation in the Plan when they are not subject to a blackout period under the Corporation’s Disclosure, Confidentiality and Insider Trading Policy.

14.0 Rights Offerings

If the Corporation makes available to registered holders of Common Shares any rights to subscribe for additional Common Shares or other securities, rights and certificates will be forwarded by the Agent to registered Shareholder Participants in the Plan in proportion to the number of whole Common Shares being held for them in order to facilitate the exercise of such rights by the Participants. A beneficial Shareholder Participant who holds Common Shares indirectly through a Nominee should contact its Nominee to determine how such rights will distributed. Such rights will not be made available for any fraction of a Common Share held for a Participant.

15.0 Common Share Dividends, Share Splits and Consolidations

Any Common Share dividend (i.e. a dividend paid by the Corporation in the form of Common Shares) and any Common Shares resulting from a share split will be credited to the Participant’s account based on the whole and fractional Common Shares being held for the Participant in the Plan, subject to Section 3.1 for non-registered beneficial Shareholders. In the event of a consolidation of the Common Shares, the number of Common Shares credited to a registered Shareholder Participant’s account will be adjusted to account for the effect of such consolidation on the Common Shares. Certificates for Common Shares resulting from a Common Share dividend or share split or a replacement of certificates for Common Shares as a result of a consolidation of Common Shares, on any Common Shares held in certificated form by a Participant, will be delivered to the Participant in the same manner as to holders of Common Shares who are not participating in the Plan.

16.0 Common Share Voting

Whole Common Shares held for a Participant’s account under the Plan are voted in the same manner as Common Shares held in certificated form. Participants will be provided with meeting materials in respect of Common Shares held for the Participant’s account in accordance with the requirements of securities laws applicable to the Corporation. Common Shares for which instructions are not received, will not be voted. A fractional Common Share does not carry the right to vote.

17.0 Responsibilities of the Corporation and the Agent

The Agent acts as agent for the Participants under the Plan pursuant to an agreement between the Corporation and the Agent which may be terminated by the Corporation upon 60 days written notice to the Agent and may be terminated by the Agent upon 60 days written notice to the Corporation.  On each Dividend Payment Date, the Corporation will pay to the Agent on behalf of the Participants all cash dividends payable in respect of such Participants’ Common Shares (less any applicable withholding taxes). The Agent shall use such funds to purchase Common Shares for the Participants in accordance with the Plan. Common Shares purchased under the Plan will be registered in the name of the Agent, as agent for the Participants under the Plan.

An investment in Common Shares is subject to risks. Shareholders wishing to enroll in the Plan should carefully consider the risk factors set out in the Corporation’s Annual Information Form prior to enrolling. Participants should recognize that neither the Corporation nor the Agent can assure a profit or protect against a loss on Common Shares purchased under the Plan.

A Participant agrees that neither the Corporation nor the Agent shall be liable to a Participant for any act undertaken or omitted to be taken in good faith, including, without limitation, actions, damages, claims, liabilities, costs, expenses or losses for negligence, gross negligence or non-compliance with or breach of the terms of the Plan, and each Participant expressly disclaims any recourse in respect thereof. In the event that the Corporation or the Agent are found liable to a Participant, such liability shall be limited to the amount of dividends paid to such Participant during the 12-month period prior to any such claim leading to a finding of liability. In the event of a claim by any third party against the Corporation or the Agent that arises out of or relates to the Plan, the Participant will indemnify the Corporation and the Agent from all such claims, liabilities, damages, costs and expenses, including, without limitation, reasonable legal fees, except to the extent finally determined to have resulted from the intentional, deliberate or fraudulent misconduct of the Corporation. In no event shall the Corporation be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs). For purposes of this section, the term the Corporation shall include its associated and affiliated entities and their respective partners, directors, officers and employees. The provisions of this section shall apply regardless of the form of action, damage, claim, liability, cost, expense, or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

Neither the Corporation nor the Agent shall have any duties, responsibilities or liabilities except as are expressly set forth in the Plan, including, without limitation, any claims:

(i)	with respect to any failure by a Nominee to enroll or not enroll in the Plan any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) in accordance with the holder’s instructions or to not otherwise act upon a Shareholder’s instructions;

(ii)	with respect to the continued enrollment in the Plan of any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) until receipt of all necessary documentation as provided herein required to terminate participation in the Plan;

(iii)	arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death, including all necessary documentation;

(iv)	with respect to the prices and times at which Common Shares are purchased or sold on the open market for the account of or on behalf of a Participant, and with respect to the selection of the Listing Market for the purposes of such purchases or sales;

(v)	with respect to any decision to amend, suspend, replace or terminate the Plan in accordance with the terms hereof;

(vi)	with respect to any determination made by the Corporation or the Agent regarding a Shareholder’s eligibility to participate in the Plan or any component thereof, including the cancellation of a Shareholder’s participation for failure to satisfy eligibility requirements; or

(vii)	with respect to any taxes or other liabilities payable by a Shareholder in connection with its Common Shares or its participation in the Plan.

18.0 Amendment, Suspension or Termination of the Plan

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, in its sole discretion, but such action shall have no retroactive effect that would prejudice the interests of the Participants. All amendments to the Plan will be subject to the prior approval of the Listing Markets. All Participants will be (i) sent written notice or (ii) informed by way of news release or posting to the website of the Corporation of any such amendment, suspension or termination. In the event of a termination of the Plan by the Corporation, DRS Advices or certificates for whole Common Shares and payments for fractional Common Shares will be made in accordance with Section 12.0. In the event of suspension of the Plan by the Corporation, no investment will be made by the Agent during the Dividend Investment Period immediately following the effective date of such suspension. Any dividends on the Common Shares subject to the Plan and paid after the effective date of such suspension will be remitted by the Agent to the Participants (without interest or deduction thereon except applicable withholding taxes, if any).

19.0 Governing Law, Compliance and Rules

The Plan shall be governed by and be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

The  operation  and  implementation  of  the  Plan  is  subject  to  compliance  with  all  applicable  legal requirements including:

(i)	obtaining all necessary regulatory approvals;
(ii)	compliance with all applicable registration and prospectus exemptions;
(iii)	compliance with the requirements of a Listing Market; and
(iv)	compliance with limits on the number of Common Shares issuable under the Plan.

The Corporation and the Agent may also from time to time adopt and implement rules and regulations to facilitate the administration of the Plan. The Corporation reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure the efficient and equitable operation of the Plan.

20.0 Currency

All monetary amounts identified in the Plan are in U.S. dollars, unless otherwise expressly stated.

21.0 Income Tax Considerations

A summary of certain Canadian federal income tax considerations is attached to the Plan and a summary of the principal United States federal income tax considerations is contained in the prospectus that forms part of the Registration Statement filed with the SEC on September 19, 2016 and reproduced below; however Shareholders should consult their tax advisors about the tax consequences which will result from their participation in the Plan. The summaries are of a general nature only and are not, and are not intended to be, legal or tax advice to any particular Participant under the Plan. The summaries are not exhaustive of all federal income tax considerations that may be applicable to Participants. Accordingly, Participants should consult their own tax advisors with respect to the tax consequences applicable to them having regard to their own particular circumstances.

22.0 Notices

All notices required to be given to a Participant in the Plan will be delivered to the Participant at the most recent address shown on the records of the Corporation maintained by the Agent, or, in the case of beneficial Shareholder Participants who holds Common Shares indirectly through their respective Nominee. All communications to the Agent and requests for forms or information regarding the Plan should be directed to the Agent by phone, mail, fax or e-mail to:

BY PHONE:	North America: 1-800-564-6253 Outside of North America: 514-982-7555

BY FAX:	(416) 263-9394

WEBSITE:	www.Investorcentre.com/service

BY MAIL:	Computershare Trust Company of Canada 100 University Avenue, 8th Floor, North Tower Toronto, Ontario M5J 2Y1

23.0       Effective Date

The effective date of the Plan is September 19, 2016.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

 Summary of Principal Canadian Federal Income Tax Considerations

 The following is a general summary of the principal Canadian federal income tax considerations generally applicable to participants in the Plan. It is assumed for the purposes of this summary that the participant deals at arm's length and is not affiliated with the Corporation and holds Common Shares as capital property. Generally, Common Shares are considered to be capital property to a holder provided that the holder does not hold the Common Shares in the course of carrying on a business and has not acquired the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade. Certain participants resident in Canada whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Income Tax Act (Canada) (the "Tax Act") to have their Common Shares and every "Canadian security" (as defined in the Tax Act) owned by such participant in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary is not applicable to a participant: (i) that is a "financial institution" (within the meaning of the Tax Act) for the purposes of the "mark-to-market" rules contained in the Tax Act; (ii) that is a "specified financial institution" (within the meaning of the Tax Act); (iii) an interest in which would be a "tax shelter investment" (within the meaning of the Tax Act); (iv) that has elected to report its "Canadian tax results" (as defined in the Tax Act) in a currency other than the Canadian currency; or (v) that has entered into a "derivative forward agreement" (as defined in the Tax Act) in respect of Common Shares. Additional considerations not discussed herein may apply to a corporation that is resident in Canada and that is or becomes controlled by a corporation that is not resident in Canada, all within the meaning of the Tax Act. Any such participant should consult its own tax advisor with respect to an investment in the Common Shares.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the "Regulations"), all specific proposals to amend the Tax Act or the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof ("Proposed Amendments") and the current published administrative practices of the Canada Revenue Agency (the "CRA"). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from those described. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect a participant in the Plan.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular participant, and no representation with respect to the Canadian federal income tax consequences to any particular participant is made. Consequently, prospective participants are advised to consult their own tax advisors with respect to their particular circumstances.

Foreign Exchange

For the purposes of the Tax Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of a Common Share, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the relevant rate of exchange quoted by the Bank of Canada at noon on the day the amount first arose or such other rate of exchange as is acceptable to the CRA.

Residents of Canada

The following summary is generally applicable to a participant who, at all relevant times for purposes of the Tax Act, is, or is deemed to be, resident in Canada.

Dividends

A participant will be subject to tax under the Tax Act on all dividends paid on Common Shares (including where such shares are held of record by the Agent for the account of the participant pursuant to the Plan) which are reinvested in Common Shares under the Plan (as well as on any dividends deemed under the Tax Act to be received on Common Shares) in the same manner as the participant would have been if such dividends had been received directly by the participant. Such dividends paid to (or deemed to be received by) a participant who is an individual (including most trusts) will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by the Corporation as "eligible dividends." There may be limitations on the ability of the Corporation to designate dividends as "eligible dividends."

A participant that is a corporation will include such dividends in computing its income and generally will deduct the amount of such dividends in computing its taxable income, with the result that no tax will be payable by it in respect of such dividends. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a participant that is a corporation as proceeds of disposition or a capital gain. Participants that are corporations should consult their own tax advisors having regard to their own circumstances. A participant that is a "private corporation" or "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax on dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the participant's taxable income.

The cost for tax purposes to a participant of Common Shares purchased on the reinvestment of dividends will be the Canadian dollar equivalent of the price paid by the Agent for the Common Shares. The cost of such Common Shares will be averaged with the adjusted cost base of all other Common Shares held by the participant at the time such Common Shares are acquired for purposes of subsequently computing the adjusted cost base of each such Common Share owned by the participant.

Dispositions

On a disposition or deemed disposition of a Common Share (including by the Agent on behalf of the participant), the participant will realize a capital gain (or capital loss) equal to the amount by which the participant's proceeds of disposition, net of any reasonable costs of disposition, are greater than (or less than) the participant's adjusted cost base of the Common Share. Proceeds of disposition will not include an amount that is otherwise required to be included in the participant's income. The payment of cash in respect of any fraction of a Common Share on termination of participation in the Plan will constitute a disposition of such fraction of a Common Share for proceeds of disposition equal to the cash payment.

One-half of any capital gains (or capital losses) realized by a participant will be required to be included in computing the participant's income as a taxable capital gain (or allowable capital loss). An allowable capital loss will be deductible against a taxable capital gain realized in the year or in any of the three years preceding the year or any year following the year to the extent and under the circumstances described in the Tax Act. Capital gains realized by an individual (including certain trusts) may be subject to alternative minimum tax. A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains.

Under specific rules in the Tax Act, any capital loss realized by a corporation on the disposition of a Common Share may be reduced by the amount of certain dividends which were received or were deemed to have been received on such share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that disposes of such shares or where a trust or partnership of which a corporation is a beneficiary or member is a member of a partnership or beneficiary of a trust that disposes of such shares. Participants should consult their own tax advisors for specific advice regarding the application of the relevant "stop-loss" provisions in the Tax Act.

Non-Residents of Canada

The following summary is generally applicable to a participant who, at all relevant times and for purposes of the Tax Act and any applicable income tax treaty, is not resident, nor is deemed to be resident, in Canada, and who does not use or hold and is not deemed to use or hold Common Shares in carrying on business in Canada. Special rules which are not discussed in this summary may apply to a non-resident participant that is an insurer which carries on business in Canada and elsewhere.

Dividends

Dividends paid or credited or deemed to be paid or credited on Common Shares to a non-resident of Canada (including where such shares are held of record by the Agent for the account of the non-resident pursuant to the Plan) are generally subject to Canadian withholding tax, whether or not such dividends are reinvested under the terms of the Plan. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable tax treaty. Under the Canada-United States Income Tax Convention (the "U.S. Treaty"), a participant who is resident in the United States for the purposes of the U.S. Treaty and who is entitled to the benefits of such treaty will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. Dividends to be reinvested in Common Shares under the Plan for non-resident participants will be reduced by the amount of any applicable Canadian withholding tax.

Dispositions

A non-resident participant will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares unless those Common Shares constitute "taxable Canadian property" at the time of the disposition and the participant is not entitled to relief under an applicable income tax treaty or convention.

Generally, Common Shares will not be taxable Canadian property to a participant at a particular time provided that either: (i) the Common Shares are listed on a designated stock exchange (such as the Toronto Stock Exchange or the New York Stock Exchange) at that time and at no time during the 60-month period that ends at that time did any combination of (a) the participant, (b) persons with whom the participant did not deal at arm's length, or (c) partnerships in which the participant or a person with whom the participant did not deal at arm’s length holds a membership interest directly or indirectly through another partnership, own 25% or more of the issued shares of any class or series of the Corporation, or (ii) at no time during such 60-month period did the Common Shares derive more than 50% of their value from any combination of: (a) real or immovable property situated in Canada, (b) "timber resource property" (within the meaning of the Tax Act), (c) "Canadian resource property" (within the meaning of the Tax Act) or (d) options in respect of, or interests in, or for civil law, rights in any of the foregoing, whether or not the property exists. A Common Share may be deemed to be “taxable Canadian property” in certain other circumstances.

Even if a Common Share is considered to be taxable Canadian property of a participant at the time of its disposition, a capital gain realized on the disposition may nevertheless be exempt from tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention.

Under the U.S. Treaty, a capital gain realized on the disposition of a Common Share by a participant who is entitled to the benefits of such treaty generally will be exempt from tax under the Tax Act except where the Common Share at the time of disposition derives its value principally from real property situated in Canada including rights to explore for or exploit mineral deposits in Canada.

Generally, if a Common Share constitutes taxable Canadian property to a participant at the time of its disposition and any capital gain realized by the participant on the disposition is not exempt from tax under the Tax Act by virtue of an applicable income tax treaty or convention, the participant will be required to include one-half of the amount of the capital gain in its income for the year as a taxable capital gain. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss realized by a participant in a taxation year from the disposition of taxable Canadian property may be deducted as an allowable capital loss from any taxable capital gains realized by the participant in the year from the disposition of taxable Canadian property. If allowable capital losses for a year exceed taxable capital gain from the disposition of taxable Canadian property, the excess may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year from net taxable capital gains realized in such years from the disposition of taxable Canadian property to the extent and in the circumstances prescribed by the Tax Act. Non-residents who dispose of taxable Canadian property are required to file a Canadian income tax return for the year of disposition, including where any resulting capital gain is not subject to tax under the Tax Act by virtue of an applicable income tax treaty or convention.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax considerations generally applicable to U.S. participants (as defined below) in the Plan. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder, and judicial decisions and administrative interpretations, as in effect on the date of the Plan, all of which are subject to change, possibly with retroactive effect. For purposes of this discussion, a U.S. participant is a person or entity who participates in the Plan and who, for United States federal income tax purposes, is: a citizen or resident of the United States; a corporation or other entity organized under the laws of the United States or of any political subdivision thereof; an estate whose income is subject to United States federal income taxation regardless of its source; or a trust (i) if a United States court can exercise primary jurisdiction over the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that has elected to be treated as a United States person under applicable Treasury regulations.

This summary does not purport to be a full description of all U.S. federal income tax considerations that may relevant to a U.S. participant.  Furthermore, this summary does not address the United States federal income tax consequences for participants that are subject to special provisions under the Code, including the following participants: (i) participants that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) participants that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (iii) participants that have a "functional currency" other than the United States dollar; (iv) participants that are liable for the alternative minimum tax under the Code; (v) participants that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vi) participants that hold the Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; (vii) participants that own, directly or indirectly, 5% or more, by voting power or value, of the Corporation; (viii) partnerships or other entities classified as partnerships for United States federal income tax purposes; (ix) investors in pass-through entities; and (x) certain former citizens or residents of the United States. U.S. participants that are subject to special provisions under the Code, including U.S. participants described immediately above, should consult their own tax advisors regarding the tax consequences of reinvesting cash dividends in additional Common Shares under the Plan. This summary does not include any discussion of tax consequences to U.S. participants in the Plan other than United States federal income tax consequences. U.S. participants are urged to consult their own tax advisors regarding any United States estate and gift, state and local, and foreign tax consequences of participating in the Plan.

Partners of entities that are classified as partnerships for United States federal income tax purposes should consult their own tax advisors regarding the United States federal income tax consequences of reinvesting cash dividends in additional Common Shares under the Plan.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares. Holders of Common Shares are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, and the non-U.S. tax consequences, of the acquisition, ownership and disposition of Common Shares.

Acquisition of Common Shares Pursuant to the Plan

Subject to the "passive foreign investment company" ("PFIC") discussion below, a U.S. participant will be treated for United States federal income tax purposes as having received a distribution in an amount equal to the fair market value of the Common Shares acquired with reinvested dividends pursuant to the Plan plus the amount of any Canadian income tax withheld therefrom. A U.S. participant's tax basis per share for Common Shares purchased pursuant to the Plan will be equal to the fair market value of the share (as described in the preceding sentence). A U.S. participant's holding period for Common Shares purchased with dividends will begin on the day following the dividend payment date.

The gross amount of any such distribution (including any Canadian taxes withheld therefrom) generally should be included in the gross income of a U.S. participant as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of the Corporation, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds the Corporation's current and accumulated earnings and profits for a taxable year, the distribution would be treated as a tax-free return of capital to the extent of the U.S. participant's adjusted tax basis in the Common Shares. To the extent that such distribution exceeds the U.S. participant's adjusted tax basis, it would be treated as capital gain. Such capital gain would be long-term capital gain if the U.S. participant’s holding period in the Common Shares exceeds one year as of the date of distribution.  Otherwise, such capital gain would be short-term capital gain.  Long-term capital gain of a non-corporate U.S. participants is generally eligible for reduced rates of taxation.  The Corporation does not intend to maintain calculations of earnings and profits in a manner necessary to enable U.S. participants to determine the extent to which a distribution would be treated as a dividend.  Each U.S. participant should therefore assume that any distribution by the Corporation with respect to the Common Shares will constitute dividend income.

Dividends received by non-corporate U.S. participants may be subject to United States federal income tax at lower rates than other types of ordinary income if certain conditions are met. These conditions include the Corporation not being classified as a PFIC, the Corporation being a "qualified foreign corporation", the U.S. participant's satisfaction of a holding period requirement, and the U.S. participant not treating the distribution as "investment income" for purposes of the investment interest deduction rules.

In the case of U.S. participants that are domestic corporations, distributions from the Corporation generally are not eligible for the dividends received deduction.

Disposition of Common Shares

Subject to the "passive foreign investment company" ("PFIC") discussion below, U.S. Participants generally will recognize gain or loss upon a sale, exchange or other taxable disposition of Common Shares and upon receipt of cash payments for fractional shares credited to their accounts upon withdrawal from or termination of the Plan or otherwise. The amount of this gain or loss will generally be equal to the difference between the amount a U.S. participant receives for his or her Common Shares or fraction thereof and the participant's adjusted tax basis in these Common Shares or fraction thereof. Any  gain or loss recognized will be capital gain or loss.  Such gain or loss would be long-term capital gain or loss if the U.S. participant’s holding period in the Common Shares exceeds one year as of the date of distribution.  Otherwise, such gain or loss would be short-term capital gain on loss.  Long-term capital gain of a non-corporate U.S. participant is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Status

In general, the Corporation will be a PFIC for United States federal income tax purposes in any taxable year if (after taking into account the income and assets of the Corporation and certain of its subsidiaries) 75% or more of its gross income is passive income, or at least 50% of the average value of its assets is attributable to assets held for the production of, or that produce, passive income.  For this purpose, “passive income” generally includes, among other things, interest, dividends, rents, royalties, certain gains from the sale of stock and securities and certain gains from commodities transactions.

PFIC status is determined on an annual basis. The Corporation does not expect to be a PFIC for the taxable year ending December 31, 2016. The determination of whether the Corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and will depend on the composition of the Corporation’s income, expenses and assets from time to time and the nature of its activities. PFIC classification is factual in nature, and generally cannot be determined until the close of the taxable year in question. Consequently, there can be no assurances regarding the PFIC status of the Corporation for its current or any future taxable year. If a U.S. participant owns Common Shares during a taxable year in which the Corporation is a PFIC, the PFIC rules generally will apply to a participant thereafter, even if in subsequent taxable years the Corporation no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the Internal Revenue Service (the "IRS") regarding whether the Corporation is a PFIC.

In general, if the Corporation were to be treated as a PFIC, certain adverse rules would apply to dividends received from the Corporation and to dispositions of Common Shares (potentially including dispositions that would not otherwise be taxable), including taxation at maximum ordinary income tax rates plus an interest charge on both gain from the sale of the Common Shares and certain distributions paid by the Corporation.   In addition, in any year in which the Corporation is a PFIC, a U.S. participant generally must file an annual return on IRS Form 8621, which describes the income received (or deemed to be received in the event the U.S. participant makes certain elections (to the extent available)) from the Corporation, any gain realized on a disposition of common shares and certain other information.

U.S. participants are urged to consult their tax advisors about the PFIC rules in connection with their holding of Common Shares, including potential elections that may be available to mitigate some of the adverse consequences relating to PFIC status.

Foreign Tax Credits

Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. participant’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Common Shares will be foreign-source income and will be "passive category income" or "general category income" for purposes of computing the foreign tax credit allowable to a U.S. Participant, and gain recognized on the sale of Common Shares will generally be treated as U.S. source for such purposes. Because of the complexity of those limitations, each U.S. Holder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Foreign Currency Gains and Losses

The amount of any distribution, or proceeds, paid or treated as paid in Canadian dollars to a U.S. Participant in connection with participation in the Plan or the ownership or disposition of Common Shares will be included in the gross income of the U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date the payment is includible in income for U.S. federal income tax purposes, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars are not converted into U.S. dollars on the date they are included in income, a U.S. Participant will have a basis in the Canadian dollars equal to their U.S. dollar value on such date. Any U.S. Participant that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that will be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.

U.S. Information Reporting and Backup Withholding

Under certain circumstances, dividends on and proceeds arising from a sale of Common Shares may be subject to information reporting and backup withholding tax at the current statutory rate.  Backup withholding, however, will generally not apply to a U.S. participant so long as such U.S. participant furnishes its correct United States taxpayer identification number (on IRS Form W-9) and certifies, under penalty of perjury, that such U.S. participant has furnished its correct United States taxpayer identification number and that the IRS has not notified such participant that it is subject to backup withholding tax, and the U.S. participant otherwise complies with applicable requirements of the backup withholding rules. Certain U.S. participants (such as certain corporations) are exempt from these information reporting and backup withholding tax rules.  Such exempt U.S. participants generally will not be subject to information reporting and backup withholding tax so long as such participants properly certify their exempt status.  Amounts withheld as backup withholding may be credited against a U.S. participant's United States federal income tax liability, and a participant may obtain a refund of any excess amounts withheld under the backup withholding rules, provided the required information is timely furnished to the IRS.

United States individuals are required to report an interest in any "specified foreign financial asset" if the aggregate value of such assets owned by the United States individual exceeds U.S.$50,000 (or such higher amount as the IRS may prescribe in future guidance). Stock issued by a foreign corporation is treated as a specified foreign financial asset for this purpose.